INCENTIVE PROGRAM DOCUMENT
                               President
                       Village Inn Restaurants



                                                 APPROVAL
                                                 --------

                   /s/ Charles R. Frederickson                      12/14/98
                   _________________________________________________________
                   C. Frederickson, Chairman-VICORP Restaurants, Inc.   Date



Effective:     November 2, l998
Supersedes:    All previous stated and/or implied compensation and incentive plans and agreements.

This compensation plan is applicable to the individual assigned to the position of President-Village Inn Restaurants (Bakers Square being a part of VICORP Restaurants, Inc.). This plan defines the method of compensation for the period beginning November 2, l998 and ending October 31, l999.


BASE COMPENSATION

A. Base compensation is defined as that compensation paid bi-weekly. Where applicable, vacation and holiday pay will be predicated upon the base compensation rate.

B.   Base compensation is set and approved by the Board of Directors.


BONUS PROGRAM

The individual compensated under this plan is eligible by virtue of assignment to the position.
The bonus is set based upon overall Net Village Inn Store Operating Profit.

The incumbent is eligible for a year-end bonus based upon the following table:

         Total Net S.O.P            Leverage Factor        Total Payout $
         ---------------            ---------------        --------------
                                     ( % of Base )
     $26,000,000    CAP                   60%                  $180,000
     $25,500,000 to $25,999,999           50%                  $150,000
     $25,000,000 to $25,499,999           45%                  $135,000
     $24,500,000 to $24,999,999           40%                  $120,000
     $24,000,000 to $24,499,999           35%                  $105,000
     $23,500,000 to $23,999,999           30%                  $ 90,000
     $23,000,000 to $23,499,999           20%                  $ 60,000
     $22,500,000 to $22,999,999           10%                  $ 30,000

     NOTE: If total Net Village Inn S.O.P. is less than $22,500,000 no year-end bonus is payable.


PAYMENT OF BONUSES

A. An employee must be actively employed on the last day of the fiscal period to have earned a bonus for that period.

B. Payment of bonuses will occur at the end of the year in which it was earned and will be paid within 45 days following the close of the fiscal year.


GENERAL CONDITIONS

A. This Plan does not constitute a contract of employment and does not in any way diminish or limit VICORP Restaurants, Inc. (d.b.a. Village Inn Restaurants) ability to terminate the employment of any individual at will, at any time, and at its sole discretion or for the employee, at any time, to terminate employment with VICORP.

B. Senior Management may, at its discretion and at any time, change, modify, amend or discontinue this Plan without advance notification.

C. This, nor any other document, is intended to be construed as a guarantee of employment nor a guarantee base or incentive compensation. Compensation targets are often expressed in terms of annual dollars for ease of communication. In no way should annualized salary targets be construed as "promises to pay" or entitlements.

D. The Village Inn S.O.P. will be based on the company's fiscal year P&L Statements and these serve as the documents against which bonus is earned and computed. Any alleged discrepancies or errors will be resolved by senior management with respect to computation and/or calculation of P&L statements.

E. In no case will more than one individual be compensated under this Incentive Plan.

F. Should there be an extraordinary event such as an acquisition, merger, divestiture, or extraordinary expenses, etc. that positively, negatively, or materially affects Store Operating Profit, the S.O.P. threshold numbers will be reevaluated.